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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

             Date of Report (Date of earliest event reported):
                             January 24, 2001


                     HOME PROPERTIES OF NEW YORK, INC.
          (Exact name of Registrant as specified in its Charter)


MARYLAND                         1-13136                          16-1455126
(State or other jurisdiction of  (Commission file number)         (I.R.S. Employer Identification
incorporation or organization                                     Number)
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                            850 CLINTON SQUARE
                         ROCHESTER, NEW YORK 14604
                 (Address of principal executive offices)


Registrant's telephone number, including area code: (716) 546-4900







                              Not applicable
       (Former name or former address, if changed since last report)



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                     HOME PROPERTIES OF NEW YORK, INC.

                              CURRENT REPORT
                                ON FORM 8-K



Item 7.   Exhibits.

          Exhibit 99.1    Press Release

Item 9.    Regulation FD Disclosure.

In connection with the press release issued today and filed as an exhibit to this current report on Form 8-K, management had several discussions with individual analysts. During these discussions, it was confirmed that the Company hopes to be in a position in the coming weeks to announce details regarding a potential new hire to assume responsibilities previously held by Amy L. Tait. It was also mentioned that the Company is considering the sale of $100 million to $200 million of properties in its portfolio, although no sale agreements have been entered into at this time. If completed, it is expected that sale proceeds would be opportunistically applied to repurchase shares of HME common stock under its share repurchase program and/or to make acquisitions with higher expected returns. While the concept of selling mature properties was discussed in the Company's third quarter, 2000 conference call (with the transcript included as part of a current report on Form 8-K filed October 26,
2000) this scope of potential sales was not disclosed.

This current report on Form 8-K includes forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include competitive opportunities, general and local real estate conditions, the ability to find purchasers for its properties and interest rates and debt availability. This paragraph is intended to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.

The furnishing of this information is not intended to constitute a representation that such furnishing is required by Regulation FD or that the information it contains is material investor information that is not otherwise publicly available.

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                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    HOME PROPERTIES OF NEW YORK, INC.
                         (Registrant)

                    Date:  January 24, 2001


                    By:    /s/ David P. Gardner
                         -----------------------------------
                         David P. Gardner
                         Senior Vice President